CORPORATE RESOLUTION
                              ATLAS MINING COMPANY




     Pursuant to Idaho statutes, Title 30, Corporations, the Board of Directors of Atlas Mining Company ("Corporation") do hercby adopt and authorize the following resolutions:

     RESOLVED, that the Corporation register with the S.E.C., offer and issue 7,500,000 shares of common stock of the corporation at a purchase price of $1.00 per share, deemed adequate and fair consideration by this Board, and

     RESOLVED FURTHER, that the officers and appropriate employees and agents of the Corporation are hereby authorized and directed to take any actions necessary to fulfill the objectives stated in these resolutions; further, any action taken before the date hereof with the intent to bring about the objectives adopted and approved herein are hereby ratified.

Passed  this  20th  day  of  August,  1999


/s/  William  Jacobson
---------------------------
President

/s/  Kurt  Hoffman
---------------------------
Secretary


[State  Seal]


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